Exhibit 5.1

January 17, 2023

Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210

Brown-Forman Corporation
Post-Effective Amendment No. 1 to Registration Statement on Form S-8

We have acted as counsel to Brown-Forman Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the Carried Forward Shares (as defined below). The Post-Effective Amendment amends the Company’s Registration Statement on Form S-8 (Registration No. 333-190122) filed by the Company with the Commission on July 25, 2013 (the “Registration Statement”) to register 13,009,378 shares of the Company’s Class A Common Stock or Class B Common Stock, par value $0.15 per share (the “Common Stock”), issuable under the Brown-Forman 2013 Omnibus Compensation Plan (the “2013 Plan”). On July 28, 2022, the Company’s stockholders approved the Brown-Forman 2022 Omnibus Compensation Plan (the “2022 Plan”). Pursuant to the terms of the 2022 Plan, 12,412,433 shares of Common Stock that remained unissued and available for grant under the 2013 Plan following July 28, 2022 (the “Share Reserve”) were carried forward and are now available for issuance under the 2022 Plan. In addition, if any award granted under the 2013 Plan, but which after April 30, 2022, terminates, expires unexercised or is settled for cash, forfeited or cancelled without the delivery of shares of Common Stock under the terms of the 2013 Plan, any shares of Common Stock subject to such award shall be added to the Share Reserve (together with the Share Reserve, the “Carried Forward Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things, (i) the Company’s Restated Certificate of Incorporation, as amended through the date hereof, (ii) the Company’s By-Laws, as amended and restated through the date hereof,

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Brown-Forman Corporation
January 17, 2023

(iii) the 2013 Plan, (iv) the 2022 Plan, (v) the Post-Effective Amendment, (vi) resolutions of the Company’s Board of Directors approving the 2022 Plan and authorizing the registration and issuance of the Carried Forward Shares pursuant to the 2022 Plan and (vii) a certificate issued by the Secretary of State of the State of Delaware on the date hereof to the effect that the Company is existing under the laws of the State of Delaware and in good standing (the “Good Standing Certificate”).
For purposes of the opinions expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Company).
As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent investigation of their accuracy.
Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:
1.The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.
2.The Carried Forward Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the 2022 Plan, the Carried Forward Shares will be validly issued, fully paid and non-assessable.
The opinions expressed above are limited to the General Corporation Law of the State of Delaware in effect on the date hereof. We do not express any opinion as to the laws of any other jurisdiction.
The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is

Brown-Forman Corporation
January 17, 2023

expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.
Very truly yours,

/s/ McGuireWoods LLP